Exhibit 99.1
News Release
CONTACT: Michael J. McCann
CFO and Treasurer
(337) 235-2452
FOR IMMEDIATE RELEASE
PHI, Inc. Announces Receipt of Requisite Consents with Respect to Its Tender Offer and Consent Solicitation for Its 7.125% Senior Notes Due 2013
LAFAYETTE, La.—September 22, 2010—PHI, Inc. (“PHI”) (The Nasdaq Global Market: PHII (voting) and PHIIK (non voting)) announced today that it had received, as of 5:00 p.m., New York City time, on September 22, 2010 (the “Consent Deadline”), tenders and consents from holders of over 94.75% of the aggregate principal amount of its outstanding 7.125% Senior Notes due 2013 (the “Notes”) in connection with its previously announced cash tender offer and consent solicitation for the Notes, which commenced on September 9, 2010.
PHI intends to execute a supplemental indenture to the indenture governing the Notes to, among other things, eliminate substantially all of the restrictive covenants, and certain event of default provisions in the indenture. The supplemental indenture will not become operative until a majority in aggregate principal amount of the outstanding Notes has been purchased by PHI pursuant to the terms of the tender offer and the consent solicitation.
PHI’s obligation to accept for purchase, and to pay for, any Notes pursuant to the tender offer is conditioned upon, among other things, its completion of its capital markets debt offering of $300,000,000 aggregate principal amount of 8.625% Senior Notes due 2018 so that PHI will have sufficient funds to pay the total consideration for all tendered Notes and delivered consents plus all related fees and expenses. Subject to the satisfaction or waiver of these conditions, all holders who validly tendered and did not validly withdraw their Notes prior to the Consent Deadline will receive on the initial settlement date (the “Initial Settlement Date”) a consent payment of $30 per $1,000 principal amount of the Notes validly tendered and accepted for purchase (the “Consent Payment”), in addition to the tender offer consideration of $1,008.13 per $1,000 principal amount of Notes (the “Tender Offer Consideration”) plus accrued and unpaid interest on those Notes in accordance with the terms of PHI’s Offer to Purchase and Consent Solicitation Statement. Holders who validly tender their Notes after the Consent Deadline but before the expiration of the tender offer will not receive the Consent Payment, but will receive the Tender Offer Consideration for Notes accepted for purchase in accordance with the terms of the Offer to Purchase and Consent Solicitation Statement, plus accrued and unpaid interest on those Notes, on the final settlement date (the “Final Settlement Date”). The Initial Settlement Date will occur on the business day we select, and is expected to be September 23, 2010 following satisfaction or waiver of the conditions to the tender offer and the consent solicitation. The tender offer and the consent solicitation will expire at 12:00 a.m. New York City time, on October 6, 2010, unless extended or terminated by PHI, and the Final Settlement Date is expected to be the next business day.
Any Notes not tendered and purchased pursuant to the tender offer will remain outstanding and the holders thereof will be subject to the terms of the supplemental indenture even though they did not consent to the amendments.
UBS Investment Bank is acting as the dealer manager, and Global Bondholder Services Corporation is the information agent and depositary for the tender offer and consent solicitation. Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 540-1500 (toll free) (banks and brokerage firms please call (212) 430-3774). Questions regarding the tender offer and consent solicitation should be directed to UBS Investment Bank at (888) 719-4210 (U.S. toll-free) or (203) 719-4210 (collect), attention: Liability Management Group.
This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation to consent with respect to any Notes. The tender offer is being made solely by means of the Offer to Purchase and Consent Solicitation, which sets forth the complete terms and conditions of the tender offer and consent solicitation.
Certain statements in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “anticipate,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the Company’s actual results, performance (financial or operating) or achievements to differ materially from the results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. These factors include adverse weather, competition, the level of activity in the oil and gas industry (particularly in the Gulf of Mexico) and our ability to continue to grow patient transport volumes. These and other factors are more fully discussed in the Company’s SEC filings under “Risk Factors.”
PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, air medical industry and also provides third-party maintenance services to select customers. PHI Voting Common Stock and Non-Voting Common Stock are traded on The Nasdaq Global Market (symbols PHII and PHIIK).
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